UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2015

CSW INDUSTRIALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37454	47-2266942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Lyndon B. Johnson Freeway, Suite 1300

Dallas, Texas 75240

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (214) 884-3777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On December 11, 2015, CSW Industrials, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto. CSW Industrials Holdings, Inc. and The Whitmore Manufacturing Company, each a subsidiary of the Company, are borrowers under the Credit Agreement. The Credit Agreement provides for a $250.0 million revolving commitment that is scheduled to mature December 11, 2020.

Borrowings under the Credit Agreement bear interest at LIBOR, plus an applicable margin based on certain financial leverage ratios calculated on a quarterly basis, as set forth in the Credit Agreement.

Borrowings under the Credit Agreement may be used to finance working capital, capital expenditures and other general corporate purposes.

The obligations of the borrowers under the Credit Agreement are guaranteed by the Company and all of its direct and indirect domestic subsidiaries. The Credit Agreement is secured by a first priority lien on all tangible and intangible assets and stock of the Company and its domestic subsidiaries, subject to specified exceptions, and 65% of the equity interests in its first tier foreign subsidiaries.

The financial covenants contained in the Credit Agreement require the maintenance of a maximum Total Leverage Ratio of 3.00 to 1.00, subject to a temporary increase to 3.75 to 1.00 for 18 months following a permitted acquisition, and a minimum Fixed Charge Coverage Ratio of 1.25 to 1.00, the calculations and terms of which are defined in the Credit Agreement. The Credit Agreement also contains certain other customary restrictive covenants and events of default.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On December 11, 2015, in connection with its entry into the Credit Agreement, the Company repaid all of the outstanding obligations under the Credit Agreement, dated July 27, 2011, among the RectorSeal Corporation and JPMorgan Chase Bank, N.A. (the “RectorSeal Credit Agreement”) as well as the obligations under the Credit Agreement, dated April 27, 2015, among the Whitmore Manufacturing Company, as borrower, JP Morgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “Whitmore Credit Agreement”).

The RectorSeal Credit Agreement provided for a $30 million line of credit and was secured by accounts receivable, inventory, equipment, investments and other assets. The Whitmore Credit Agreement provided for a revolving commitment and term loan totaling $90 million and was secured by a warehouse, corporate office, manufacturing and research and development facility and other assets. No penalties were incurred by the Company as a result of the repayments.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On December 14, 2015, the Company issued a press release announcing that it had entered into the Credit Agreement. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under Item 7.01 and in Exhibit 99.1 attached hereto shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 11, 2015, among CSW Industrials, Inc., CSW Industrials Holdings, Inc. and The Whitmore Manufacturing Company and the lenders identified therein.

99.1	Press release dated December 14, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSW INDUSTRIALS, INC.

	By:	/s/ Joseph B. Armes
	Name:	Joseph B. Armes
	Title:	Chairman and Chief Executive Officer

Date: December 17, 2015

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 11, 2015, among CSW Industrials, Inc., CSW Industrials Holdings, Inc. and The Whitmore Manufacturing Company and the lenders identified therein.

99.1	Press release dated December 14, 2015.